Exhibit 99.1

Notice of Discontinuance of the Excess Stock Pool

The Federal Home Loan Bank of Boston today filed an 8-K announcing that its excess stock pool will be discontinued effective June 28, 2011, and designating December 28, 2011, as the required stock purchase date. In accordance with our capital plan, no additional shares of Class B Stock from the excess stock pool will be allocated to support members’ incremental total stock investment requirements resulting from new advances activity as of tomorrow.

Members that have utilized the excess stock pool must satisfy their total stock investment requirements by either purchasing stock as needed to eliminate any shortfall or sufficiently reducing their volume of activity-based assets prior to the required stock purchase date. If that deadline is missed, the Bank may elect to use funds available in a member’s IDEAL Way account to satisfy its total stock investment requirement or, if funds are insufficient, will draw an advance from the Bank on behalf of the member to purchase the Class B Stock necessary to satisfy their total stock investment requirement.

Should you have additional questions concerning the excess stock pool or the other changes to the capital plan, please contact your relationship manager at 1-888-595-8733 for more information. As always, we thank you for your business and your continued support.